U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the Fiscal year ended December 31, 2023

ALMCO PLUMBING INC.

(Exact name of registrant as specified in its charter)

California	36-4915179
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5663 Balboa Avenue
San Diego, CA 92111

(Address, including zip code of principal executive office)

858-209-7214

(Issuer’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

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STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Annual Report on Form 1-K of Almco Plumbing Inc.California corporation contains certain forward–looking statements that are subject to various risks and uncertainties. We use words such as “project”, “believe”, “anticipate”, “plan”, “expect”, “estimate”, “intend”, “should”, “would”, “could”, or “may”, or other such words, verbs in the future tense and words and phrases that convey similar meaning and uncertainty of future events or outcomes to identify these forward–looking statements. There are a number of important factors beyond our control that could cause actual results to differ materially from the results anticipated by these forward–looking statements. While we make these forward–looking statements based on various factors and using numerous assumptions, you have no assurance the factors and assumptions will prove to be materially accurate when the events they anticipate actually occur in the future.

The forward–looking statements are based upon our beliefs and assumptions using information available at the time we make these statements. We caution you not to place undue reliance on our forward–looking statements as (i) these statements are neither predictions nor guaranties of future events or circumstances, and (ii) the assumptions, beliefs, expectations, forecasts and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward–looking statement to reflect developments occurring after the date of this offering circular.

YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS OFFERING CIRCULAR

You should rely only on the information contained in this offering circular. We have not authorized anyone to provide information different from that contained in this offering circular. We will sell our shares only in jurisdictions where such sale and distribution is permitted. The information contained in this offering circular is accurate only as of the date of this offering circular regardless of the time of delivery of this offering circular or the distribution of our common stock.

ITEM 1. DESCRIPTION OF BUSINESS

Our business history and operations

In during four years, we built the strong professional working team to develop and growing our plumbing business.
Our Service Philosophy is as follows: Plumbers treat your home with respect and consideration. We wipe our feet on our own mats, we wear shoe covers before entering your home, and we’ll offer you a fair assessment of your plumbing situation and how much it will cost to handle it. Our prices are flat-rate and upfront, so you don’t have to worry about inflating prices as the job goes on.

We generate revenue from single family residential, multifamily residential and commercial customers, respectively. These operating segments offer similar products and services with differing complexities to distinct customer groups and have different competitors.

The single-family residential market includes housing projects, small condominium projects, and town house development. The multifamily residential market includes apartment projects and condominiums. For family and multifamily residential customers, we provide plumbing, maintenance and repair services.

Our commercial segment is focused on obtaining plumbing and mechanical contracts with higher margins.We provide plumbing, mechanical contracting services, maintenance and repair to commercial customers. The commercial market includes retail establishments, office buildings, hotels, manufacturing plants and other industrial complexes.

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Our Code of Values

INTEGRITY

•	Making only agreements we are willing, able and intend to keep.
•	Operating in a responsible manner: “Above the line…”
•	Communicating openly and with purpose.
•	Never saying anything about anyone that we would not say to him or her.

CUSTOMER FOCUS

•	Continuously striving to maximize internal and external customer loyalty.
•	Making our best effort to understand and appreciate the customers’ needs in every situation.

RESPECT

•	Responding in a timely fashion.
•	Your home and/or your property, are always tried with the highest respect.
•	We live your home clean every time after we are done working.

We are BBB A+ rating.

Overview of our business

Virtually all construction and renovation in the United States generates demand for plumbing and mechanical contracting services. The around decade consecutive year of expansion for the construction industry, lower interest rates enhanced the growth of the single-family residential segment, whereas a strong economy contributed to gradual growth in the commercial segment. This trend has contributed to appear of a large number of service companies. Generally, these companies are small, owner-operated, independent contractors who serve customers in a local market, and have limited access to capital for investment in to infrastructure, technology and expansion.

We believe that its customers generally select plumbing companies with a large, trained workforce that are able to meet their location and scheduling requirements, while also providing reliable high-quality service at a reasonable price. We obtain a significant portion of its contracts on negotiated terms through existing customer relationships instead of through competitive bid processes. Because many projects utilize repetitive plans, materials we are able to prefabricate some stuff necessary to complete the project, which ultimately increases productivity, quality and profitability by reducing construction time, labor costs and skill requirements.

We estimate that our cost of materials purchased currently represents approximately 20-25% of our revenue. We purchase copper, steel, PVC and ABS pipe, valves, hangers, fire protection and sprinkler systems, plumbing fixtures, drains, water heaters, boilers, chillers, air handling units and pumps, and other materials from a number of manufacturers. We buy these materials from the Home Depot or through wholesalers and other distributors. We negotiate with our suppliers to receive discounts whenever possible reduce the number of distributors from which it sources materials. We intend to focus on growth in its existing Start-ups markets through expansion of its national account strategy. We plan to continue to evaluate additional markets to assess the potential for future start-ups.

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Plumbing services is our main activity service, which represent mostly of revenue, are primarily the installation of systems that convey domestic water throughout a building, systems that transport sanitary waste out of a building to a sewer connection, and systems that supply natural gas to various equipment or appliances such as heaters, boilers, ovens and stoves. A domestic water system typically includes separate piping for hot and cold water, as well as a number of fixtures such as sinks, bathtubs and showers. Plumbing contracting projects begin with project design and engineering in which the location, configuration and specifications for the plumbing systems to be installed are determined. Whether the design is provided by the customer, or we produce, the type, size and design of piping, fittings, valves, fixtures and other equipment is typically entered into our computer systems which handle estimation, materials ordering and job scheduling functions. Substantially all of the equipment and component parts we install are purchased from third-party wholesale suppliers or directly from the manufacturers and resold to the customer as part of the contracted installation. Orders and deliveries are coordinated to match the project schedule. Whenever possible, a significant portion of the plumbing and piping assembly is prefabricated at our facilities in order to reduce on-site installation time, increase quality control and reduce material costs and service time.

Once the job moves onto the costumer site, connections are made to the city sewage system, drainage piping is installed within the construction base, along the building's perimeter and risers are installed to elevate the piping above the level of the foundation. These risers are designed to either be contained within the walls for extension into upper floors, or to connect with fixtures to be installed in specified locations on ground level floors. After the foundation is poured and the framing for the walls and floors of the upper levels of the building is constructed, piping systems are extended to supply the fixtures and systems throughout the building and venting systems are installed. Once the walls have been covered, and the flooring, ceiling and roofing completed, fixtures (including sinks, water heaters, toilets, baths, faucets and spigots) are installed and the system is connected to the water main and gas supply. During the construction process, city whole inspectors generally tour a job site periodically to assure compliance with the applicable plumbing codes.

Licensing

We hold California Contractor's License #1045495. Most states require that at least one of our employees be a licensed master plumber, and many jurisdictions regulate the number and level of license holders who must be present on a construction site during the installation of plumbing and mechanical systems. California Contractors State License Board protects consumers by regulating the construction industry through policies that promote the health, safety, and general welfare of the public in matters relating to construction. The Contractors State License Board (CSLB) was established in 1929 as the Contractor’s License Bureau under the Department of Professional and Vocational Standards. Today, CSLB is part of the Department of Consumer Affairs. CSLB licenses and regulates contractors in 44 classifications that constitute the construction industry. There are approximately 300,000 licensed contractors in the state. CSLB also registers home improvement salespersons. CSLB's Statewide Investigative Fraud Team (SWIFT) focuses on the underground economy and on unlicensed contractors. This unit conducts proactive stings and sweeps to help curtail illegal contracting by and cites those who are not licensed. Also, some jurisdictions require us to obtain a building permit for each plumbing or mechanical project. In addition, we must comply with labor laws and regulations, including those that relate to verification by employers of legal immigration or work permit status of employees.

Trademark

We have register our Trademard Almco Plumbing with the United States Patent and Trademark Office (USPTO) and confirmation about it was publishen at Trademark official Gazete Novemer 14, 2023. Our United States trademark registration number is 7293734.

https://tmog.uspto.gov/#/issueDate=2023-11-14&serialNumber=97737737

Environmental Health and Safety

We are subject to safety standards established and enforced by, among others, the Occupational Safety and Health Administration. We are also subject to various environmental laws and regulations relating to the use, storage, transportation and disposal of various materials- especially asbestos and hazardous materials.

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Long-term strategy

We are planning to conclude strategic alliances with national homebuilders to convert our heigh standard vision in plumbing industry to strong relationships. These homebuilders build thousands of homes per year but mainly deal with local or regional contractors in one-off relationships, which limits the homebuilder's ability to take advantage of its own scale. These homebuilders can be working with us to take advantage of operational, logistical and pricing synergies that would be provided by one contract.

Employees

As of December 31, 2023, we had seven employees. Currently, none of our employees are members of unions or work under a collective bargaining agreement. We believe that our relationship with employees is satisfactory.

Recruiting and Training

Recruiting and training primarily occur at the local level for each of our operating units. We are planning to initiated a new management trainee program which focuses on promoting from within, as well as providing college graduates with 1-2 years "hands on" experience in all facets of respective segment. W believes we are able to attract well qualified candidates, potential for growth and advancement, as well as its health, disability and life insurance, and retirement benefits.

Seasonality

In California the plumbing and mechanical contracting services industry is not sensitive by seasonal factors, which generally result in lower activity during winter months than in other periods. As a result, we expect that its revenue and profits will generally be the same of each fiscal year.

We face intense competition

The Company has many diverse competitors, which mostly consist of local and regional contractors. Here is the short list of our local competitors:

1.	My Plumber
2.	Black Mountain Plumbing
3.	Core Plumbing
4.	Bill Howe
5.	Anderson plumbing Heating &Air

National competitors:

1.	Atlas plumbing
2.	Anytime Companies
3.	Jack Ward Plumbing

The main areas of competition include price, quality of services, insurance and bonding capacity and customer service.

Due to our small size, it can be assumed that many of our competitors have significantly greater financial, technical, marketing and other competitive resources. These competitors already have a big supplies inventory, stable customer service department. Accordingly, these competitors may have already begun to establish brand-recognition with consumers. We will attempt to compete against these competitors by developing features that exceed the features offered by competitors. However, we cannot assure you that our services will outperform competing products or those competitors will not develop new products that exceed what we provide. In addition, we may face competition based on price. If our competitors lower the prices on their services, then it may not be possible for us to market our services at prices that are economically viable.

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The company’s industry is highly competitive.

The plumbing contracting service industry is highly fragmented and competitive. The industry is generally served by a large number of small, owner-operated private companies, and several large regional companies. We could also face competition in the future from other companies entering the market. We may also face competition from former employees who are familiar with the Company's current employees, customers, pricing structure and operational practices. Some of the Company's competitors offer a greater range of services. Some of its competitors may have lower overhead cost structures and may, therefore, be able to provide comparable services at lower rates. If we are unable to offer its services at competitive prices or if it has to reduce prices to remain competitive, the Company's profitability would be impaired.

Open new subsidiary

We are planning to open 5 (five) subsidiaries in California metropolitan areas: (Sacramento, San Francisco, Irvine, Los Angeles, Riverside). These areas have experienced significant new construction activity over the last years, and demographic trends indicate continued growth in these areas. Each branch will be included:

5 Technicians

1 Dispatcher

1 Sales person

1 Branch manager

Total 8 workers

Also, each branch will have 5 cargo vans and one sedan for Sales person. Total 6 cars.

Salary:

We plan to pay to our workers as below:

Technician $20-$30 per hour depended of qualification or around $60,000 per year

Dispatcher $50,000

Sales person $60,000 + commissions

Branch manager $100,000

Total: for 8 workers - $510,000 per year.

Advertising

We are actively advertising our company on Google platform, Yelp, Instagram, Facebook, YouTube channel.

New projects in similar industry

As continue growing we are planning to expand our existing business and develop the new activities such as:

Heating and Air Conditioning, Water Chemistry & Filtration, Restoration and Flood Damaging Repair, Remodeling, Caring of Swimming Pools, General Construction, Commercial - Business to Business needs. (B to B)

We believe the net proceeds from the sale of all the shares we are offering, assuming all the shares are sold (of which you have no assurance), will be sufficient to fund our operations for approximately 12-24 months, assuming application of the proceeds as outlined above and assuming we earn revenues. If we generate revenues in our new subsidiaries even in a beginning, revenues would extend the period over which the net proceeds from the sale of the shares will sustain our operations. See, “Risk Factors”. Our Board of Directors reserves the right to reallocate the use of net proceeds, if, in our judgment, such reallocation will best serve our needs in meeting changes, developments and unforeseen delays and difficulties. Pending use, the net proceeds shall be invested in our growing business.

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Our property

We rent our business working facility include werehose and truck parking lot at the address : 4838 Ronson ct. San Diego, CA 92111. Cost of rent we show at our financial statement. In the event we sell a sufficient number of shares of our common stock pursuant to this offering circular, we plan to buy general office space sufficient for our current needs and additional needs of additional personnel in the foreseeable future.

Market Opportunity

Industry Definition

Industry contractors install and maintain plumbing fixtures, fittings and equipment. Industry activities include work on household pipes and drains, installation of gas cooking and heating appliances and work on bathroom and toilet fixtures and venting systems. Emergency repair work (e.g. unclogging drains or repairing burst water mains) represents a significant source of industry revenue. Contractors may also supply plumbing appliances and coupling products for construction projects.

Industry Products and Services

•	General plumbing services & Pipe Fitting
•	Mechanical services
•	Building sprinkler system installation
•	Steam fitting and piping services
•	Lawn sprinkler installation

Industry Activities

•	Drain construction, cleaning or repairing
•	Gas plumbing
•	Gas appliance repair
•	Hot water systems installation
•	Repairing installed plumbing
•	Septic tank installation
•	Solar hot water systems installation
•	Steamfitting and piping contracting services
•	Interior and exterior sprinkler system installation

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Base on Plumbers Industry in the US - Market Research Report, the Plumbers industry represents contractors that install and maintain plumbing fixtures, fittings and equipment. Demand for the installation of plumbing appliances and pipe-fitting services is dependent on growth in the US construction market, which is generally linked to broader economic health. Over the five years to 2022, new nonresidential construction declined due to establishment closures caused by the COVID-19 (coronavirus) pandemic, which stagnated operations in the commercial sector, the industry's primary market. However, this decline was offset by strong residential construction growth, the industry's secondary market, where accommodative lending rates bolstered growth in this sector. A few things will help cushion plumbers from this demand reduction. For one thing, demand for emergency plumbing services and plumbing repairs is not affected by reduced household income, even though it may be more demanding on your cash flow. Companies that are already focused on emergency service should do well. If you can adjust your business to capture more emergency business, that can help. The most popular emergency plumbing services are still the usual suspects: water heater repair, drain cleaning, sewer line repair, leak repair, and fixture repair of all types. In addition, household income has not declined across the board. Many homeowners are still employed and more likely to be spending time at home than ever. These people are more likely to invest in home improvements, including some plumbing. Bidets, tankless water heaters, touch-free fixtures, quality showerheads and other high-end plumbing options may become more popular options. According to Globe News Wire, the plumbing fittings and fixtures market is growing by 4.2% per year, perhaps even more, in the United States. Keeping up with this growing and changing market is wise to supply your customers with the products they demand. Plumbing Fittings and Fixtures market worldwide is projected to grow by US$32.6 Billion driven by a compounded growth of 5. 6%. Bathroom Fixtures & Fittings, one of the segments analyzed and sized in this study, displays the potential to grow at over 6. 5%. The shifting dynamics supporting this growth makes it critical for businesses in this space to keep abreast of the changing pulse of the market.

Following the economic fallout related to the COVID-19 pandemic, demand for services provided by the Plumbers industry is expected to accelerate over the next five years. Resurgence in commercial construction activity due to the economy reopening after COVID 19 restrictions and subsequent decreased unemployment is expected to bolster demand for new installation services. However, downstream growth in the residential market will likely decelerate due to the gradual rise in mortgage rates. As the economy stabilizes and work in all sectors return to normal, the Federal Reserve will likely raise interest rates to maintain a substantiable level of economic growth. Nonetheless, steady investments into residential and nonresidential construction will contribute to the growth in this segment.

ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the balance sheet as of December 31,2023 and the financial statements for the period ended December 31,2022 included herein. The results shown herein are not necessarily indicative of the results to be expected for any future periods.

Results of operations

For the 12 months period from January 1, 2023 to December 31, 2023 we received revenue from our plumbing service $3,041,418 . Total Cost of Sales $1,539,239 and Gross Profit 1,502,179. In this period our operating expenses composed :Total General Administrative Expenses $830,227, Sales and Marketing Expenses $332,088, with Net Income $65,908.

For the 12-month Period from January 1, 2022 to December 31, 2022 our revenue was $1,797,905, with total cost of sales 969,462 and gross profit $828,443. In this period our operating expenses compose $553,168. Total General Administrative Expenses $373,215, Sales and Marketing Expenses $179,953 with Net Income $235,424

Liquidity and Capital Resources

The financial statements included in this form have been prepared assuming that the Company will continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

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Liquidity is difference between current assets and current liabilities – it reflects our ability to meet current obligations as they become due.

Our Total Current Assets as of December 31,2023 were $760,903 and

Our Total fixed Assets as of December 31,2023 were $159,963

Our Total Assets as of December 31,2023 were $920,866

Our Total Liabilities as of December 31,2023 were $329,875

Based of the above we are the company with liquidity in the positive range and development denamic .

Capital resources is our ability to grow the business with the financial and other resources that we have on hand. During the most recent six months covered by this report, our office and service personnel, infrastructure, service fleet, parts and supplies on hand and other resources are adequate to service our current volume of work. In the event our volume of work continues to increase, as it has over during the most recent six months covered by this report, we would expect to increase our service personnel, service fleet, parts and supplies on hand as necessary to adequately service new customers.

Since our inception, the Company has financed its operations internally. The Company is dependent upon raising additional capital or seeking additional equity financing to fund for develop a new operating plan. Failure to obtain sufficient equity financing could adversely affect our ability to achieve its business objectives and develop by scaling the business. Further, you have no assurance as to the availability or terms upon which the required financing and capital might be available.

In this coming year we are planning to do nex activities :

1. Scale for the epoxy pipe lining

We are working on the scaling for the epoxy pipe lining as it is one of the most popular methods for trenchless sewer and pipe replacement

2. Long term contracts with Hotels and Restaurants

The goal is to sign 10 contracts with Hotels and 10 contracts with Restaurants for long term cooperation for maintenance and repair

3. Commercial construction divisions

Cooperation with Commercial construction divisions ( new constructions that include subdivisions, apartment complexes)

4. Preventive maintenance Software for Hotels and Restaurants

Working on a contract agreement with IT Company that will be responsible of App development to preventive maintenance for Hotel Corporations and Restaurant branches.

5. Business Branch

Business Almco Plumbing Branch opening in Los Angeles end of the 2024

To continue growing more extensive, we need more liquidity. We are offering shares of our common stock pursuant to this offering circular to increase of our liquidity.

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ITEM 3. Directors and Officers

Information about our sole director and executive officer is set forth in the following table. The address of our directors and executive officers is our address. We do not have any other board of directors than our director and executive officer in this time.

Name	Age	Position	Director Beginning
Vladyslav Khorenko	37	Director, CEO and CFO	March 20, 2018

Our directors serve terms of one year and are generally elected at each annual stockholders meeting; provided, that you have no assurance we will hold a stockholders’ meeting annually. Each director will remain in office until his successor is elected and qualified, or his/her earlier resignation. We do not have independent directors using the definition of independence contained in the NASDAQ listing rules. Our executive officers are elected by the board of directors and their terms of office are at the discretion of the board of directors, subject to terms and conditions of their respective employment agreements, if any. We have the authority under California law and our bylaws to indemnify our directors and officers against certain liabilities.

Management Biography. Mr. Khorenko is our founder, sole director, chief executive and chief financial officer. He has more than 6 years’ experience in plumbing business . All the time he worked hard to get the license and build the plumbing business. Mr.Khorenko began providing plumbing services in San Diego himself, offering clients quality service. He solves problems with clogged pipes, leaks, breakdowns in plumbing, worn out water supply systems. He can fix plumbing in the kitchen, bathroom, toilet or pool. Now, he is the plumbing expert and company owner. Also, he shares plumbing experience on YouTube channel and has a lot of positive feedback.

In 2005 he graduated Kremenchug professional construction college in Ukraine.

We do not have an audit, compensation or any other committee of our board of directors.

We are not currently listed on the Nasdaq Stock Market (or any other trading platform), which requires independent directors. Evaluating the independence of our members and the composition of the committees of our board of directors, we will utilize the definition of “independence” as that term is defined by applicable listing standards of the Nasdaq and rules of SEC .

How We Compensate our Director and Executive Officer

Information about the annual 2023 and 2022 compensation we paid to our CEO/CFO Vladyslav Khorenko .

Name/Position(s)	Cash compensation	Other compensation	Total compensation
Vladyslav Khorenko) For 2023
CEO and CFO	$83,017	$—	$83,017
Vladyslav Khorenko) For 2022
CEO and CFO	$76,729	$—	$76,729

Summary Compensation

As of December 31, 2023, and December 31, 2022 we had no health, hospitalization, or medical reimbursement or relocation plans in effect. Further, we had no pension plans or plans or agreements which provide compensation on the event of termination of employment or corporate change in control. We have no long-term equity incentive plans.

Employment Contracts

We do not have employment contracts with our executive officers. We may consider entering into employment agreements in the future.

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ITEM 4. Security Ownership of Management and Certain Security Holders

Our principal stockholders are set forth in the following table. These principal stockholders include:

•	each of our directors and executive officers,
•	our directors and executive officers as a group, and
•	others who we know own more than five percent of our issued and outstanding equity securities.

We believe each of these persons has sole voting and investment power over the shares they own, unless otherwise noted. The address of our directors and executive officers is our address.

	Number of Shares		Percentage
	Before Offering	After Offering	Before Offering	After Offering
Vladyslav Khorenko, Director and officer	32,000,000	32,000,000	91.429%	64.000%
Genova, LLC
1619 Costal Highway, Lewes, DE 19958	3,000,000	3,000,000	8.571%	6.000%

ITEM 5. Interest of Management and Others in Certain Transactions

This items required us describe any transactions or any currently proposed transactions during current fiscal year, to which the issuer or any of its subsidiaries was or is to be a participant and the amount involved exceeds of $120,000 and one percent of the average of the issuer’s total assets at year end for the last two completed fiscal years and in which any of the following persons had or is to have a direct or indirect material interest, naming the person and stating his or her relationship to the issuer, the nature of the person’s interest in the transaction and, where practicable, the amount of such interest:

(1)Any director or executive officer of the issuer : no transactions

(2) Any nominee for election as a director : no transactions

(3) Any securityholder named in answer to Item 12(a)(2): no transactions

(4) If the issuer was incorporated or organized within the past three years, any promoter of the issuer:no transactions

ITEM 6. Other Information

Reports

As a Tier 2, Regulation form A filer, we are required to file ongoing reports, including an annual report on form 1-K, and a semi-annual Report on form 1-SA . We have filed an offering statement on Form 1-A under the Securities Act with the U.S. Securities and Exchange Commission March 24, 2023. This offering circular does not include all of the information contained in the offering statement. You should refer to the offering statement and our exhibits for additional information. Whenever we make reference in this offering circular to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file certain reports and other information with the SEC for a period of time and may continue to voluntarily file such reports.

You can read our SEC filings, including the offering statement of which this offering circular is a part, and exhibits, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at our Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

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ITEM 7. Financial Statements

Almco Plumbing, Inc.

Consolidated Financial Statements

For the Years Ended December 31, 2023 and 2022

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Phone: 973-985-6169	Fax: 973-346-1923

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Almco Plumbing Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Almco Plumbing, Inc. (a California Corporation), as of December 31, 2023, and December 31, 2022, and the related statements of operations, changes in Stockholder’s equity and cash flows for each of the two years in the period ended December 31, 2023, December 31, 2022, and the related notes. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2023, and December 31, 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, and December 31, 2022, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and AICPA and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Yusufali & Associates, LLC

Certified Public Accountants & Consultants

55 Addison Drive

Short Hills, New Jersey

March 25, 2024

We have served as the Company’s auditor since 2022.

PCAOB registration # 3313

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ALMCO PLUMBING INC.

BALANCE SHEET (AUDITED)

DECEMBER 31, 2023 AND DECEMBER 31,2022

	December 31,2023	December 31,2022
ASSETS
Current Assets:
Cash & Cash equivalents	$232,419	$85,287
Accounts Receivable	$508,359	$98,801
Other Current Assets	$20,124	$4,500
Total Current Assets	$760,903	$188,588
Fixed Assets
Intangible Fixed Assets	$1,879	$1,849
Tangible Fixed Assets	$537,108	$310,242
Accumulated Depreciation	$(379,024)	$—
Total Fixed Assets	$159,963	$312,091
TOTAL ASSETS	$920,866	$500,679

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current Liabilities:
Accounts Payable	$(214)	$17
Credit Cards	$124,753	$10,047
Other Current Liabilities	$38,210	$46,109
Total Current Liabilities	$162,749	$56,173
Long-Term Liabilities
Loans for vehicles	$167,126	$139,129
Total Long-Term Liabilities	$167,126	$139,129
Total Liabilities	$329,875	$195,302
STOCKHOLDERS' EQUITY	$590,990	$305,377
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$920,866	$500,679

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ALMCO PLUMBING INC.

STATEMENTS OF OPERATIONS (AUDITED)

FOR THE YEAR ENDED DECEMBER 31,2023 AND 2022

	For the year ended December 31, 2023	For the year ended December 31, 2022
Revenues
Gross Revenues	$3,041,418	$1,797,905
Cost of Sales
Field tech Salaries	$339,915	$217,863
Field tech salary taxes	$30,544	$17,176
Vehicle expenses	$99,157	$97,032
Other Cost of Sales	$1,069,623	$637,390
Total Cost of Sales	$1,539,239	$969,462
Gross Profit	$1,502,179	$828,443
Operational Expenses
General Administrative Expenses
Salaries and Wages	$250,823	$177,965
Salary Taxes	$24,341	$13,455
Other General Administrative expenses	$555,062	$181,796
Total General Administrative Expenses	$830,227	$373,215
Sales and Marketing Expenses	$332,088	$179,953
Total Operational Expenses	$1,162,314	$553,168
Net Operating Income	$339,864	$275,275
Other Income & Expenses
Other Income	$23,780	$17,052
Other Expenses	$297,737	$56,904
Net Other Income	$(273,957)	$(39,852)
Net Income	$65,908	$235,424

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      ALMCO PLUMBING INC.

STATEMENTS OF STOCKHOLDERS' EQUITY (AUDITED)

FOR THE YEAR ENDED DECEMBER 31, 2023 AND 2022

	Common Stock			Investments	Accumulated Gain/Deficit	Total Stockholders' Equity
	Shares	Par Value	APIC
Balance, March 20, 2018 (Inception)	—			$10,286	$(14,241)	$(3,955)
Net Profit					$43,412	$43,412
Owner's expenses					$(4,021)	$(4,021)
Balance, December 31, 2021	$0	$0	$0	$10,286	$25,149	$35,436
Opening balance equity transferred to loan						$—
Common Shares Issued:
Purchased by non-affiliate investors	3,000,000	$0.001	$3,000			$3,000
Purchased by officer Vladyslav Khorenko	32,000,000	$0.001	$32,000			$32,000
Owner's expenses					$(483)	$(483)
Net profit					$235,424	$235,424
Balance, December 31, 2022	35,000,000	$0.001	$35,000	$10,286	$260,091	$305,377
Purchased by non-affiliate investors	219,705	$220	$219,485			$219,705
Net profit					$65,908	$65,908
Balance, December 31, 2023	35,219,705	$220	$254,485	$10,286	$325,999	$590,990

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ALMCO PLUMBING INC.

STATEMENT OF CASH FLOWS (AUDITED)

   FOR THE YEAR ENDED DECEMBER 31,2023 AND 2022

	For the year ended December 31, 2023	For the year ended December 31, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$65,908	$235,424
Adjustments to reconcile Net Income to Net Cash provided by operations:
Accounts Receivable	$(402,858)	$(45,965)
Other Current Assets	$(231)	$(4,500)
Accounts Payable (A/P)	$119,670	$318
Credit Cards	$283,419	$(1,386)
Other Current Liabilities	$(6,700)	$(10,804)
Total Adjustments to reconcile Net Income to Net Cash provided by operations:	$(6,699)	$(62,337)
Net cash provided by operating activities	$59,208	$173,087
CASH FLOWS FROM INVESTING ACTIVITIES
Intangible Fixed Assets	$—	$(1,849)
Tangible Fixed Assets	$(144,188)	$(261,054)
Net cash provided by investing activities	$(144,188)	$(262,903)
CASH FLOWS FROM FINANCING ACTIVITIES
Loans for vehicles	$27,997	$118,506
Opening Balance Equity	$219,740	$35,000
Owner's Pay & Personal Expenses	.	$(483)
Net cash provided by financing activities	$247,737	$153,023
Net cash increase for period	$162,757	$63,207
Cash at beginning of period	$85,287	$22,079
Cash at end of period	$248,044	$85,287

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ALMCO PLUMBING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2023

AND FOR THE YEAR ENDED DECEMBER 31, 2022

(audited)

NOTE 1 — Description of Business

The Company is a California corporation founded in 2018. It is engaged in the plumbing business in California.

Plumbing services is our main activity service, which represent mostly of revenue, are primarily the installation of systems that convey domestic water throughout a building, systems that transport sanitary waste out of a building to a sewer connection, and systems that supply natural gas to various equipment or appliances such as heaters, boilers, ovens and stoves. A domestic water system typically includes separate piping for hot and cold water, as well as a number of fixtures such as sinks, bathtubs and showers. Plumbing contracting projects begin with project design and engineering in which the location, configuration and specifications for the plumbing systems to be installed are determined. Whether the design is provided by the customer, or produced by the Company, the type, size and design of piping, fittings, valves, fixtures and other equipment is typically entered into our computer systems which handle estimation, materials ordering and job scheduling functions. Substantially all of the equipment and component parts the Company installs are purchased from third-party wholesale suppliers or directly from the manufacturers and resold to the customer as part of the contracted installation. Orders and deliveries are coordinated to match the project schedule. Whenever possible, a significant portion of the plumbing and piping assembly is prefabricated at the Company’s facilities in order to reduce on-site installation time, increase quality control and reduce material costs and service time.

We have growing operating revenues. Recorded revenues were generated from customers’ payments. We generate revenue from single family residential, multifamily residential and commercial customers, respectively. These operating segments offer similar products and services with differing complexities to distinct customer groups.

The single-family residential market includes housing projects, small condominium projects, and town house development. The multifamily residential market includes apartment projects and condominiums. For family and multifamily residential customers, we provide plumbing, maintenance and repair services.

Our commercial segment is focused on obtaining plumbing and mechanical contracts with higher margins.

We provide plumbing, mechanical contracting services, maintenance and repair to commercial customers. The commercial market includes retail establishments, office buildings, hotels, manufacturing plants and other industrial complexes.

NOTE 2 — Significant Accounting Policies and Recent Accounting Pronouncements

Basis of Presentation

The Company follows United States GAAP (Generally Accepted Accounting Principles) for presentation of financial statements and disclosures. The Balance sheet, Statement of Operations, Statement stockholders’ Equity, Statement of Cash Flow are reported representing our activities operations for the 2023 and 2022. The Financial Statements and related disclosures as of December 31, 2023 and December 31, 2022 are audited pursuant to the rules and regulations of the United States Securities and Exchange Commission (`SEC"). The Company has adopted December 31 fiscal year end.

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Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. These estimates and assumptions are used in, but not limited to, certain receivables and accounts payable and the provision for uncertain liabilities.

Revenue Recognition

The Company follows ASC 606 2014-09 Revenue from Contracts with Customers. This involves identifying the contract with the customer, identify separate performance obligations, determine the transaction price, allocate the transaction price to the separate performance obligations, and then recognize revenue when (or as) performance obligations are satisfied. The Company considered recognizes its revenue on the accrual basis, which considers revenue to be earned when the services have been performed. We considered gross revenue as a principal. Our revenue includes payments from the costumers for the plumbing business.

Inventories – Inventories are measured at the lower of cost and net realizable value. The cost of inventory is based on the weighted average principle for finished goods and on the standard cost principle for raw materials and work-in-progress for inventories that are manufactured. Cost includes expenditure incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, cost includes an appropriate share of production overheads based on normal operating capacity. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated cost of completion and selling expenses.

Cash and Cash Equivalents - All highly liquid investments with original maturities of nine months or less are classified as cash and cash equivalents. The fair value of cash and cash equivalents approximates the amounts shown on the financial statements.

Fair Value of Financial Instruments

ASC 825, 'Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments. ASC 820, “Fair Value Measurements" defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2023 and December 31, 2022.

Income Taxes - The Company is subject to income taxes in the United States. Income tax expense (benefit) is provided for using the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, Income Taxes. Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity's financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets wit not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10 provides guidance on recognition and measuring tax positions taken or expected to be taken in a tax return that directly or indirectly affect amounts reported in financial statements.

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Basic and Diluted Loss Per Share

The Company computes earnings (loss) per share in accordance with ASC 260-10-45 'Earnings per Share, which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic earnings (loss) per share is computed by dividing net earnings (loss) available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted earnings (loss) per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive earnings (loss) per share excludes al potential common shares if their effect is anti-dilutive. The Company has no potential dilutive instruments, and therefore, basic and diluted earnings (loss) per share are equal.

Recently Adopted Accounting Standards - The Company has adopted all recently issued accounting pronouncements. The adoption of the accounting pronouncements, include those not yet effective, is not anticipated to have a material effect on the financial position or results of operation of the Company.

NOTE 3 — Property and Equipment

Fixed Assets

December 31, 2023
Total Fixed Assets	$159,963

December 31, 2022
Total Fixed Assets	$312,091

NOTE 4 — Concentrations

We have a lot of customers from whom we received the income and we are able to diversify in order to mitigate the risks.

NOTE 5 — Concentration of Credit Risk

The Company maintains cash balances at a Bank of America financial institution. The balance, at any given time, may exceed Federal Deposit Insurance Corporation FDIC insurance limits of $250,000 per institution. The Company's cash balances at December 31, 2023 were within FDIC insured limits.

NOTE 6 — Debt

Vladyslav Khorenko is our CEO. From time to time, he loaned the Company funds for the operational costs. In 2023 and 2022 he wasn’t loaned any amount.

NOTE 7— Shareholders Equity

As of December 31, 2023, the company authorized to issue 35,219,705 of common shares. The Company has no stock-based compensation plans for employees and non-employee members of the Board of Directors.

November 1st, 2022, the Company issue resolution about authorized to issue to 75,000,000 of common shares.

At December 31, 2023, the total number of shares of all classes of stock, which the Company shall have authority to issue is 50,000,000, consisting of 32,000,000 common shares or 64% issue to our CEO Vladyslav Khorenko, 3,000,000 common stock or 6% to Genova LLC, and 15,000,000 or 30% we going to sell to the public.

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During the second semianual period ended December 31,2023 company sold 219,705 common shares to 58 non affiliate shareholders. Share price $1 for total amount $219,705.

At December 31, 2023, the total number of shares of all classes of stock, which the Company shall have authority to issue and autstanding 35,219,705 - consisting of 32,000,000 common shares issue to our CEO Vladyslav Khorenko, 3,000,000 common stock to Genova LLC, and 219,705 common shares to 58 non affiliate shareholders.

The Company has no stock-based compensation plans for employees and non-employee members of the Board of Directors.

NOTE 8 — Commitments and Contingencies

The Company has no commitments or contingencies.

NOTE 9 — Contractual Arrangements

The Company has no long terms ongoing contractual arrangements with our customers.

NOTE 10 — Subsequent Events and climate-related events impacts to financial statement

The rule would require company to disclose, in a footnote to the financial statements, the financial statement impacts of (i) climate-related events, including severe weather events and other natural conditions such as flooding, drought, wildfires, extreme temperatures, and sea level rise, and (ii) transition activities, including efforts to reduce GHG emissions or otherwise mitigate exposure to transition risks.

The Company's management reviewed all material events through December 31, 2023 the date our fiscal year ended. By this date we have the assets that directly and indirectly influenced on environmental. We indicated risks, include climate related risks in Risk Factors portion.

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ITEM 8—EXHIBITS

Index to Exhibits

Exhibit No.	Description
23.1	Consent of audit firm (filed hereto)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe the information contained within this Form 1-K is true and correct to the best of its knowledge and belief, and has duly signed this Form 1-K in in the City of San Diego, State of California, on March 27,2024

Almco Plumbing, Inc.

By: /s/ Vladyslav Khorenko
Vladyslav Khorenko, CEO, CFO

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position

By: /s/ Vladyslav Khorenko	Director, Chief Executive Officer
Vladyslav Khorenko, CEO

Date: March 27, 2024

Name

By: /s/ Vladyslav Khorenko	Director, Chief Financial Officer
Vladyslav Khorenko, CFO

Date: March 27, 2024

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